EXHIBIT 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Horn, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY ANNOUNCES
FIRST QUARTER 2011 RESULTS

Houston, May 4, 2011 --- Weingarten Realty (NYSE: WRI) announced today the results of its operations for the quarter ended March 31, 2011.  The supplemental financial package with additional information can be found on the Company’s website under the Investor Relations tab.

First Quarter Operating and Financial Highlights

•	Recurring Funds from Operations (“FFO”) increased 2.6% from a year ago to $50.4 million or $0.42 per diluted share. Reported FFO was $50.0 million or $0.41 per diluted share for the quarter;

•	Same Property Net Operating Income increased 0.4% from first quarter 2010; and

•	Retail occupancy ended the first quarter at 92.3%, slightly above a year ago.

Financial Results

The Company reported net income attributable to common shareholders of $7.2 million or $0.06 per diluted share for the first quarter of 2011, as compared to net income of $10.2 million or $0.08 per share for the same period in 2010.

Recurring FFO for the quarter ended March 31, 2011 was $0.42 per diluted share or $50.4 million.  For the same quarter last year, Recurring FFO was $0.41 per diluted share or $49.1 million. The increase in Recurring FFO from the prior year was primarily due to the $196 million of acquisitions that closed in 2010. Reported FFO was $50.0 million or $0.41 per diluted share for the first quarter of 2011 compared to $48.9 million or $0.41 per diluted share for 2010.

The current quarter impairment loss was the result of several small transactions including the sale of two industrial buildings during the quarter and subsequent to quarter end the sale of two tracts of undeveloped land, and the exercise of a purchase option by a tenant of a building in one of our retail centers.  The total impairment charge for the first quarter was $0.01 per share.

A reconciliation between net income attributable to common shareholders to Reported FFO and Recurring FFO is listed on page 5 of the supplemental package.

Operating Results

Same Property Net Operating Income (“SPNOI”) for retail properties was up 0.5% compared to negative 2.4% a year ago.   These results are primarily driven by leases commencing during the quarter that were signed in earlier quarters.  Industrial SPNOI declined slightly during the first quarter; however, the Company’s overall total SPNOI performance increased by 0.4%.

The Company produced strong leasing results during the first quarter for its retail and industrial portfolio with 438 new leases and renewals, totaling 2.2 million square feet.  The 438 transactions were comprised of 175 new leases and 263 renewals, which represent annualized revenues of $7.4 million and $17.8 million, respectively.

“We’re very pleased to see significant improvements in our Florida shopping centers.  These properties saw an increase in leasing production of 34% and a decrease of 18% in small shop fallout from the first quarter a year ago,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

Acquisitions

During the first quarter, the Company purchased Promenade 23 located in Seattle, WA.  The Company plans a major redevelopment of this infill property over the next few years.  This 97,000 square foot project has a population density of 149,000 within a three mile radius of the center and is currently 91% leased.

Subsequent to quarter end, the Company purchased a 50% joint venture interest in three retail shopping centers all located at the intersection of Atlantic Boulevard and Kernan Boulevard in Jacksonville, FL.  These properties include:

1.	Kernan Village, a 281,000 square foot project shadow-anchored by Super Wal-Mart that is 100% leased.
2.	Atlantic West, a 163,000 square foot project is also currently 100% leased and includes tenants such as TJ Maxx, Shoe Carnival, Dollar Tree and Office Depot.
3.
Atlantic North, a 68,000 square foot development property occupied by Academy Sports and Outdoors.  The Company has the right, but not the obligation, to participate in the development of the remaining 50 acres of this center.

The four transactions listed above represent a pro rata investment of $33 million.

“While the acquisition market remains very competitive, we still feel confident we will meet our guidance range of $125 to $175 million for the year.  We remain disciplined in our approach and are pleased with the progress we have made year-to-date.  I believe the assets that we continue to acquire complement our geographic footprint and are in key markets as well as possess strong demographics and household incomes.  These assets are a typical example of our ability to execute our ‘boots on the ground’ approach,” said Drew Alexander, President and Chief Executive Officer.

Dispositions

The Company closed on the sale of two industrial buildings and two outparcels which totaled $3.5 million dollars on a pro rata basis during the first quarter 2011.  The industrial properties were located in Georgia and California, and totaled 116,000 square feet.

Dividend

The Board of Trust Managers declared a common dividend of $0.275 per share during the first quarter of 2011. The dividend is payable in cash on June 15, 2011 to shareholders of record on June 3, 2011.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on June 15, 2011 to shareholders of record on June 3, 2011.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on May 5, 2011 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s website at www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (877) 763-1324 (conference ID # 50469265). A replay and Podcast will be available through the Company’s web site starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At March 31, 2011, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 384 developed income-producing properties and 10 properties under various stages of construction and development. The total number of properties includes 314 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The Company also owns 77 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.   At March 31, 2011, the Company operated a portfolio of

properties representing approximately 72.4 million square feet.  To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended
		March 31,
	CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2011	2010
	AND FUNDS FROM OPERATIONS	(Unaudited)
	Rentals, net	$132,380	$134,088
	Other Income	2,746	3,017
	Total Revenues	135,126	137,105
	Depreciation and Amortization	38,735	36,145
	Operating Expense	24,464	25,974
	Real Estate Taxes, net	16,912	16,922
	Impairment Loss	770	236
	General and Administrative Expense	6,556	6,591
	Total Expenses	87,437	85,868
	Operating Income	47,689	51,237
	Interest Expense, net	(36,846)	(37,617)
	Interest and Other Income, net	2,055	2,863
	Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	3,397	3,236
	Gain on Land and Merchant Development Sales	962
	Benefit (Provision) for Income Taxes	316	(476)
	Income from Continuing Operations	17,573	19,243
	Operating (Loss) Income from Discontinued Operations	(483)	31
	Gain on Sale of Property from Discontinued Operations
	(Loss) Income from Discontinued Operations	(483)	31
	Gain on Sale of Property	98	848
	Net Income	17,188	20,122
Less:	Net Income Attributable to Noncontrolling Interests	(1,092)	(1,014)
	Net Income Adjusted for Noncontrolling Interests	16,096	19,108
Less:	Preferred Share Dividends	(8,869)	(8,869)
	Net Income Attributable to Common Shareholders--Basic	$7,227	$10,239
	Earnings Per Common Share--Basic	$0.06	$0.09
	Net Income Attributable to Common Shareholders--Diluted	$7,227	$10,239
	Earnings Per Common Share--Diluted	$0.06	$0.08

	Funds from Operations:
	Net Income Attributable to Common Shareholders	$7,227	$10,239
	Depreciation and Amortization	36,928	34,454
	Depreciation and Amortization of Unconsolidated Joint Ventures	5,964	5,023
	Gain on Sale of Property	(98)	(843)
	Loss on Sale of Property of Unconsolidated Joint Ventures	10	2
	Funds from Operations--Basic	$50,031	$48,875
	Funds from Operations Per Common Share--Basic	$0.42	$0.41
	Funds from Operations--Diluted	$50,031	$48,875
	Funds from Operations Per Common Share--Diluted	$0.41	$0.41
	Weighted Average Shares Outstanding--Basic	120,142	119,779
	Weighted Average Shares Outstanding--Diluted	121,101	120,547

		March 31,	December 31,
		2011	2010
	CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,803,498	$4,777,794
	Accumulated Depreciation	(1,002,631)	(971,249)
	Investment in Real Estate Joint Ventures and Partnerships, net	345,815	347,526
	Notes Receivable from Real Estate Joint Ventures and Partnerships	183,486	184,788
	Unamortized Debt and Lease Costs, net	116,794	116,437
	Accrued Rent and Accounts Receivable, net	74,824	95,859
	Cash and Cash Equivalents	28,774	23,859
	Restricted Deposits and Mortgage Escrows	20,954	10,208
	Other, net	218,995	222,633
	Total Assets	$4,790,509	$4,807,855

	Debt, net	$2,644,875	$2,589,448
	Accounts Payable and Accrued Expenses	80,274	126,767
	Other, net	107,782	111,383
	Total Liabilities	2,832,931	2,827,598

	Commitments and Contingencies

	Preferred Shares of Beneficial Interest	8	8
	Common Shares of Beneficial Interest	3,636	3,630
	Accumulated Additional Paid-In Capital	1,975,962	1,969,905
	Net Income Less Than Accumulated Dividends	(177,731)	(151,780)
	Accumulated Other Comprehensive Loss	(21,044)	(21,774)
	Shareholders' Equity	1,780,831	1,799,989
	Noncontrolling Interests	176,747	180,268
	Total Liabilities, Shareholders' Equity and Noncontrolling Interests	$4,790,509	$4,807,855